As filed with the Securities and Exchange Commission on April 1, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEDERATED DEPARTMENT STORES, INC.

Delaware (State of incorporation)	7 West Seventh Street Cincinnati, Ohio 45202 (513) 579-7000	13-3324058 (I.R.S. Employer Identification Number)

FEDERATED DEPARTMENT STORES, INC. 1995 EXECUTIVE EQUITY
INCENTIVE PLAN, AS AMENDED

Copies of notices and other communications
should be sent to:

Dennis J. Broderick, Esq.
Senior Vice President, General Counsel, and Secretary
Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
(513) 579-7000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.01 per share (2)	5 million shares	$27.67	$138,350,000	$11,206.35

(1) Computed in accordance with paragraphs (c) and (h) of Rule 457.
(2) Includes rights to purchase Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, such rights will not be evidenced separately from the Common Stock.

Explanatory Note

     Federated Department Stores, Inc., a Delaware corporation ("Federated" or the "Company") hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") for the purpose of registering 5 million shares of Common Stock issuable pursuant to the Federated Department Stores, Inc. 1995 Executive Equity Incentive Plan, as amended.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission, are incorporated by reference to this Registration Statement:

(a)	the Company's annual report on Form 10-K for the fiscal year ended February 2, 2002, as amended;

(b)	the Company's quarterly reports on Form 10-Q for the periods ended May 4, 2002, as amended, August 8, 2002, as amended, and November 2, 2002;

(c)

the Company's current reports of Form 8-K dated August 14, 2002, September 17, 2002, November 18, 2002, November 25, 2002, December 9, 2002, December 16, 2002, December 17, 2002, December 23, 2002, December 30, 2002, January 13, 2003, January 21, 2003, January 27, 2003, February 10, 2003, February 18, 2003, February 24, 2003, March 10, 2003, March 17, 2003, March 24, 2003 and March 31, 2003; and

(d)	the description of the Company's Common Stock contained in a Registration Statement on Form 8-A, filed with the Commission on December 12, 1994.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of filing such documents.

Item 6. Indemnification of Directors and Officers.

     The Company's certificate of incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's certificate of incorporation and by-laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent permitted by Delaware law from time to time and, in the case of the by-laws, for various procedures relating thereto. Certain provisions of the Company's certificate of incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care. The Company's certificate of incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's certificate of incorporation also does not absolve directors of liability under Section 174 of the General Corporation Law of the State of Delaware, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     The Company's certificate of incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     The Company's by-laws provide for, among other things, (1) the indemnification by the Company of its directors and officers to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations.

     As authorized by its certificate of incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (1) the indemnification by the Company of the indemnitees thereunder to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the Company's board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

Item 8. Exhibits

4.1	Federated Department Stores, Inc. 1995 Executive Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Company's proxy statement on Schedule 14A, filed April 19, 2000).

4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Form 10-K")).

4.3

By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 relating to the Company's Executive Deferred Compensation Plan, dated April 1, 2003)

4.4	Rights Agreement between the Company and the Rights Agent thereunder (incorporated by reference to Exhibit 4.3 to the 1994 Form 10-K).

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

24.1	Powers of Attorney

Item 9. Undertakings

A.	The Company hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on April 1, 2003.

FEDERATED DEPARTMENT STORES, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.
Signature	Title	Date

* James M. Zimmerman	Chairman of the Board and Director	March 28, 2003

* Terry L. Lundgren	President, Chief Executive Officer and Director (principal executive officer)	March 28, 2003

* Ronald W. Tysoe	Vice Chair and Director	March 28, 2003

* Karen M. Hoguet	Senior Vice President and Chief Financial Officer	March 28, 2003

* Joel A. Belsky	Vice President and Controller (principal accounting officer)	March 28, 2003

* Meyer Feldberg	Director	March 28, 2003

* Earl G. Graves, Sr.	Director	March 28, 2003

* Sara Levinson	Director	March 28, 2003

* Joseph Neubauer	Director	March 28, 2003

* Joseph A. Pichler	Director	March 28, 2003

* Karl M. von der Heyden	Director	March 28, 2003

* Craig E. Weatherup	Director	March 28, 2003

* Marna C. Whittington	Director	March 28, 2003

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.
By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Exhibit	Sequentially Numbered Page

4.1	Federated Department Stores, Inc. 1995 Executive Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Company's proxy statement on Schedule 14A, filed April 19, 2000).

4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Form 10-K"))

4.3

By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 relating to the Company's Executive Deferred Compensation Plan, dated April 1, 2003)

4.4	Rights Agreement between the Company and the Rights Agent thereunder (incorporated by reference to Exhibit 4.3 to the 1994 Form 10-K)

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP

24.1	Powers of Attorney

Exhibit 5.1

[Letterhead of Dennis J. Broderick]

April 1, 2003

Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202

                 Re: Registration of Shares

Ladies and Gentlemen:

     In my capacity as General Counsel of Federated Department Stores, Inc., a Delaware corporation (the "Company"), I have acted as counsel for the Company in connection with the issuance pursuant to the Federated Department Stores, Inc. 1995 Executive Equity Incentive Plan, as amended (the "Plan") of up to 5 million shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

     I have examined the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, I am of the opinion that the Shares, when issued and delivered in accordance with the Plan, against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof, will be duly authorized, validly issued, fully paid and nonassessable.

     In rendering this opinion, I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so, and (iii) that the statements and certificates described in the following paragraph are accurate in all material respects at the date of this opinion.

     I am a member of the bar of the State of Ohio, and have not been admitted to the bar of any other jurisdiction. In rendering this opinions set forth herein, my examination of matters of law has been limited to the federal laws of the United States of America and the corporation laws of the State of Delaware. In rendering this opinion, I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Dennis J. Broderick

Dennis J. Broderick
General Counsel

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Federated Department Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Federated Department Stores, Inc. of our report dated February 26, 2002, relating to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the fifty-two week period ended February 2, 2002, the fifty-three week period ended February 3, 2001, and the fifty-two week period ended January 29, 2000, which report appears in the February 2, 2002 annual report on Form 10-K/A of Federated Department Stores, Inc.

KPMG LLP

/s/ KPMG LLP

Cincinnati, Ohio
April 1, 2003

Exhibit 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and/or officers of FEDERATED DEPARTMENT STORES, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint DENNIS J. BRODERICK, PADMA TATTA CARIAPPA and CHRISTOPHER M. KELLY, or any of them, their true and lawful attorneys and agents to do any and all acts and things and execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the Federated Department Stores, Inc. 1995 Executive Equity Incentive Plan, as amended, including specifically but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned, in his or her capacity as a director and/or officer of the Company, any such Form S-8 and any and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents or any of them, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has subscribed these presents this 28th day of March, 2003.

Joel A. Belsky	Meyer Feldberg	Earl G. Graves, Sr.

Karen M. Hoguet	Sara Levinson	Terry J. Lundgren

Joseph Neubauer	Joseph A. Pichler	Ronald W. Tysoe

Karl M. von der Heyden	Craig E. Weatherup	Marna C. Whittington

James M. Zimmerman